[OrganiTECH USA Inc LOGO]



                                                               December 15, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Attn: Ryan Milne


         RE:      ORGANITECH U.S.A, INC
                  STATEMENT OF THE COMPANY


In connection with our responding to your comments, on Item 4.01 Form 8-K Filed November 29, 2005, File No. 0-22151, the Company acknowledging that:

     1. The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     2. Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     3. The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.



ORGANITECH USA, INC.



By: /S/ Lior Hessel
-------------------
Lior Hessel, Director and Chief
Executive Officer


                   OrganiTech proudly introduces GROWTECH 2000
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